CHINA WIND SYSTEMS, INC.
No. 9 Yanyu Middle Road
Qianzhou Village, Huishan District
Wuxi City, Jiangsu Province, PRC

July 29, 2010

To:	Mr. Drew Bernstein
Bernstein & Pinchuk LLP
7 Penn Plaza, Suite 830
New York, NY 10001

Re:	Amendment to Director Agreement

Dear Mr. Bernstein:

Reference is made to that certain letter agreement dated April 28, 2009, by and between China Wind Systems, Inc., a Delaware corporation (the “Company”), and Drew Bernstein.  Commencing July 29, 2010 through June 30, 2011, Section 6(b) of the letter agreement is hereby amended to provide for an additional 10,000 shares of common stock, which shall vest on a quarterly basis at the rate of 2,500 shares each calendar quarter, provided that Mr. Bernstein is in service as a director of the Company on such date.  The first installment for the calendar quarter ending September 30, 2010 shall be issuable upon the execution of this amendment.  Subsequent installments shall be issuable on October 1, 2010, January 1, 2011, and April 1, 2011.  Except as provided by this amendment, the letter agreement remains in full force and effect.

Please confirm your agreement with the foregoing by signing this amendment where indicated.

Very truly yours,

CHINA WIND SYSTEMS, INC.

By:	/s/ Jianhua Wu

Jianhua Wu
Chief Executive Officer

Accepted this 29th day of July, 2010

/s/ Drew Bernstein
Drew Bernstein

Shares of common stock, warrants, options or convertible securities owned as of the date of this Agreement:

Board of Directors Offer Letter – amendment